Exhibit 99.1

indie Semiconductor Extends Warrant Exchange Offer and Consent Solicitation

ALISO VIEJO, Calif., September 29, 2023 – indie Semiconductor, Inc. (NASDAQ: INDI) (“indie” or the “Company”), an Autotech solutions innovator, today announced that it has extended its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding (i) public warrants to purchase shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), which warrants trade on The Nasdaq Capital Market under the symbol “INDIW” (the “public warrants”), and (ii) private placement warrants to purchase shares of Class A common stock (the “private placement warrants” and, together with the public warrants, the “warrants”). As extended, the offering period will continue until 11:59 p.m., Eastern Time, on October 20, 2023, or such later time and date to which the Company may extend (the “Expiration Date”), as described in the Company’s Schedule TO and Prospectus/Offer to Exchange (each as defined below). This one day extension provides for the full 20 business day offering period, including the Columbus Day federal holiday. Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date.

The Offer and Consent Solicitation were previously scheduled to expire at 11:59 p.m., Eastern Time, on October 19, 2023. The other terms of the Offer and Consent Solicitation are as set forth in a prospectus/offer to exchange, dated September 29, 2023 (the “Prospectus/Offer to Exchange”), and Schedule TO, dated September 29, 2023 (the “Schedule TO”), each of which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation.

Concurrently with the Offer, the Company is also soliciting consents from holders of the warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.2565 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least a majority of the outstanding public warrants and private placement warrants. Parties representing approximately 32% of the outstanding warrants have agreed to tender their warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement. Accordingly, if additional holders of approximately 18% of the outstanding warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are waived, then the Warrant Amendment will be adopted. As of 5:00 p.m., Eastern Time, on September 28, 2023, 34,672 Warrants, or approximately 0.1% of the outstanding Warrants, had been validly tendered and not validly withdrawn.

The Company’s Class A common stock and public warrants are listed on The Nasdaq Capital Market under the symbols “INDI” and “INDIW,” respectively. As of September 28, 2023, there were (i) 153,386,430 shares of Class A common stock outstanding, (ii) 18,994,328 shares of Class V common stock issued and outstanding and (iii) a total of 27,374,887 warrants were outstanding, including our public warrants and private placement warrants.

The Company has engaged BofA Securities as the dealer manager for the Offer and Consent Solicitation (the “Dealer Manager”). Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to BofA Securities at:

BofA Securities

NC1-004-03-43

200 North College Street, 3rd floor

Charlotte NC 28255-0001

Attn: Prospectus Department

Email: dg.prospectus_requests@bofa.com

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation (the “Information Agent”), and Continental Stock Transfer & Trust Company has been appointed as the exchange agent (the “Exchange Agent”).

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to the Information Agent at (888) 541-9895 (for warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: indiesemi@dfking.com. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of Class A common stock in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent, or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About indie

indie is empowering the Autotech revolution with next generation automotive semiconductors and software platforms. We focus on developing innovative, high-performance and energy-efficient technology for ADAS, user experience and electrification applications. Our mixed-signal SoCs enable edge sensors spanning Radar, LiDAR, Ultrasound, and Computer Vision, while our embedded system control, power management and interfacing solutions transform the in-cabin experience and accelerate increasingly automated and electrified vehicles. We are an approved vendor to Tier 1 partners and our solutions can be found in marquee automotive OEMs worldwide. Headquartered in Aliso Viejo, CA, indie has design centers and regional support offices across the United States, Canada, Argentina, Scotland, England, Germany, Hungary, Morocco, Israel, Japan, South Korea and China.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the Offer and Consent Solicitation. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed September 22, 2023, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Media Inquiries

media@indiesemi.com

Investor Relations

ir@indiesemi.com

Source: indie Semiconductor

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